As filed with the Securities and Exchange Commission on September 13, 1995.

                       Registration No. 33-
==============================================================================

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                    __________________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                    __________________________


                              ELCOTEL, INC.
______________________________________________________________________________
        (Exact name of issuer as specified in its charter)


           Delaware                              59-2518405
____________________________________________________________________________
(State or other jurisdiction of                   (IRS Employer
incorporation or organization)                    Identification No.)


             6428 Parkland Drive, Sarasota, Florida  34243
____________________________________________________________________________
                 (Address of principal executive offices)

               Elcotel, Inc. Directors Stock Option Plan
____________________________________________________________________________
                     (Full title of the plan)

                         Ronald M. Tobin
                     Chief Financial Officer
                          Elcotel, Inc.
                       6428 Parkland Drive
                        Sarasota, Florida 34243
____________________________________________________________________________
             (Name and address of agent for service)

                            (941) 758-0389
____________________________________________________________________________
  (Telephone number, including area code, of agent for service)

                            Copies to:

                    Larry P. Laubach, Esquire
                Schnader, Harrison, Segal & Lewis
                            Suite 3600
                        1600 Market Street
                 Philadelphia, Pennsylvania 19103
                    Telephone:  (215) 751-2360


_________________________________________________________________

                 CALCULATION OF REGISTRATION FEE

=================================================================




 Title of
Securities       Amount to        Proposed Maximum       Proposed Maximum      Amount of
   to be            be             Offering Price       Aggregate Offering    Registration
Registered      Registered            per Share                Price               Fee
-----------     ----------        ----------------      ------------------    ------------
Common Stock,     75,000              $8.1875 (*)        $614,062.50 (*)      $211.75 (*)
par value $.01    shares
per share



_______________________________________________________________________________________

(*)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of a share of Common Stock on September 7, 1995, which was $8.1875 per share.

     The approximate date of proposed sale to the public will be from time to time upon exercise of options granted pursuant to the Plan.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.


          The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein and made a part hereof:

          (a) The annual report of the Company on Form 10-KSB for the year ended March 31, 1995;

          (b) The quarterly report of the Company on Form 10-QSB for the quarter ended June 30, 1995, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant's document referred to in (a) above;

          (c) The Description of Securities contained in Item 1 of the Form 8-A dated November 21, 1986, filed with the Commission on November 26, 1986.

          In addition, any and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.


Item 4.  Description of Securities.


          As the securities to be offered pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

Item 5.  Interests of Named Experts and Counsel.


          The due issuance of the shares offered hereby has been passed upon by Schnader, Harrison, Segal & Lewis.


Item 6.  Indemnification of Directors and Officers.


          The Company's Certificate of Incorporation contains a provision limiting directors' liability under certain circumstances, which provides that a director is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which deals with willful or negligent payment of unlawful dividends or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Statutory authority for such provision is contained in Section 102(b)(7) of the Delaware General Corporation Law.

          The Company's Bylaws provide that it shall indemnify its officers and directors to the fullest extent permitted by the Delaware General Corpora-tion Law against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any legal action against such person by reason of the fact that such person is or was a director, officer or employee of the Company or served at the request of the Company as an officer or director of another entity if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal action, such person had no reasonable cause to believe his conduct was unlawful. Statutory authority for such indemnification is contained in Section 145 of the Delaware General Corporation Law, which is incorporated herein by refer-ence thereto.

Item 7.  Exemption From Registration Claimed.


          As no restricted securities are to be reoffered or resold pursuant to this Registration Statement, this item is inapplicable.


Item 8.  Exhibits


          The exhibits required by Item 601 of Regulation S-K and this item are included following the Exhibit Index at Page E-1, all of which are incorporated herein by reference.


Item 9.  Undertakings.


          (a)  The undersigned registrant hereby undertakes:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any additional or changed material information on the plan of distribution;

               (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or pro-ceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida on August 31, 1995.

                                                 ELCOTEL, INC.


                                                 By:/s/ Tracey L. Gray
                                                    -------------------
                                                    Tracey L. Gray
                                                    President,
                                                    Chief Operating Officer
                                                      and Director


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    Signature                           Title                     Date
    ---------                           -----                     ----

/s/ C. Shelton James               Chairman of the Board,       August 31, 1995
------------------------           Chief Executive Officer
C. Shelton James                   and Director (principal
                                   executive officer)

/s/ Tracey L. Gray                 President, Chief Oper-       August 31, 1995
------------------------           ating Officer and Direc-
Tracey L. Gray                     tor


/s/ Dwight Jasmann                 Director                     August 31, 1995
------------------------
Dwight Jasmann


/s/ Charles A. Moore               Director                     August 31, 1995
------------------------
Charles A. Moore

/s/ Thomas Earl Patton             Director                     August 31, 1995
------------------------
Thomas Earl Patton


/s/ T. Raymond Suplee              Director                     August 31, 1995
------------------------
T. Raymond Suplee


/s/ Thomas R. Wiltse               Director                     August 31, 1995
------------------------
Thomas R. Wiltse


/s/ Ronald M. Tobin                Vice President and Chief     August 31, 1995
------------------------           Financial Officer
Ronald M. Tobin                    (principal financial
                                   officer

                          EXHIBIT INDEX



Number   Description                   Method of Filing
------   -----------                   ----------------

5        Opinion of Schnader,          Filed herwith on page ___
         Harrison, Segal & Lewis       of sequentially numbered
                                       copy.

23.1     Consent of Deloitte &         Filed herwith on page ___
         Touche LLP                    of sequentially numbered
                                       copy.

23.2     Consent of Schnader,          Included in Exhibit 5 above.
         Harrison, Segal &
         Lewis




                                  E-1